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                                                                    EXHIBIT 23.2

                       CONSENT OF INDEPENDENT ACCOUNTANTS

   We hereby consent to the use in the Prospectus constituting part of this Registration Statement on Form S-4 of Equistar Chemicals, LP, of (1) our report dated January 21, 1999 relating to the consolidated balance sheet of Millennium Chemicals Inc. at December 31, 1998; (2) our report dated February 26, 1999 relating to the financial statements of Equistar Chemicals, LP at December 31, 1998 and 1997, for the year ended December 31, 1998 and for the period December 1, 1997 (inception) to December 31, 1997; (3) our report dated February 26, 1999 relating to the consolidated balance sheet of Lyondell Chemical Company at December 31, 1998; (4) our report dated July 7, 1998 relating to the contributed petrochemicals and polymers business of Lyondell Petrochemical Company at November 30, 1997 and December 31, 1996, for the eleven month period ended November 30, 1997 and for each of the two years in the period ended December 31, 1996; and (5) our report dated July 9, 1998 relating to the contributed business of Millennium Chemicals, Inc. at November 30, 1997 and December 31, 1996, for the eleven month period ended November 30, 1997 and for each of the two years in the period ended December 31, 1996 which appear in such Prospectus.

   We also consent to the references to us under the headings "Experts", "Selected Pro Forma and Historical Financial and Operating Data of Equistar", "Selected Historical Financial and Operating Data of the Lyondell Contributed Business" and "Selected Historical Financial and Operating Data of the Millennium Contributed Business" in such Prospectus.

PricewaterhouseCoopers LLP
Houston, Texas

August 30, 1999